Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Third Quarter 2008 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--November 12, 2008--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) announced its financial results for the third quarter of 2008.

Key highlights include:

  Revenues of $357.4 million, operating income of $32.1 million, and net losses of $19.3 million for the third quarter
  Revenues of $1.0 billion, operating income of $109.0 million, and net income of $1.4 million year-to-date
  Adjusted EBITDA of $60.6 million for the third quarter and $225.6 million year-to-date
  Generated $111.7 million in cash provided by operating activities year-to-date
  Cash and available borrowings totaled $263.0 million at September 30, 2008
  Achieved record production at our New Madrid smelter for the third quarter and nine months 2008
  Maintained aluminum hedging program at approximately 50% of forecasted aluminum shipments through 2012
  Continued implementation of our energy risk management program by hedging approximately 35% of our natural gas requirements through 2012
  Elected to pay the interest payments due on May 15, 2009, for the $220 million Senior Floating Rate Notes due 2014 and the $510 million Senior Floating Rate Notes due 2015, entirely in kind (“PIK Interest”)
  Appointed Kyle Lorentzen, who had been serving as the Company’s Chief Operating Officer, interim Chief Financial Officer

Third Quarter Results

Layle K. “Kip” Smith, the Company’s President and Chief Executive Officer stated, “Noranda enjoyed another solid quarter, achieving Adjusted EBITDA of $60.6 million while generating cash from operations of $11.0 million. During the quarter Noranda also positioned itself for the changing business environment by securing access to liquidity, continuing to implement its strategy through the CORE productivity initiative, expanding its risk management programs and progressing on its growth projects.”

Third party sales for the third quarter of 2008 were $357.4 million, down 5.3% from sales of $377.6 million reported for the third quarter of 2007. The favorable impact of higher Midwest primary aluminum prices for the third quarter of 2008 was more than offset by lower volumes of shipments to our external customers and the absence of brokered metal sales from our downstream business.

Sales to external customers in the upstream business for the three months ended September 30, 2008, increased 2.9% to $182.5 million from the $177.3 million reported for the same period last year. The increase in sales resulted from an increase in the average Midwest primary aluminum price to $1.34 per pound from the $1.22 price per pound in the third quarter of 2007. This increase in sales was partially offset by volume decreases in external sales in the upstream business due to sales declines in the value-added segment.

Total upstream metal shipments for the third quarter of 2008 were 148.4 million pounds, up 6.7 million pounds from the 141.7 million pounds shipped during the third quarter last year. Of the total amount shipped during the third quarter of 2008, 127.7 million pounds were shipped to external customers, while the remaining 20.7 million pounds were intersegment shipments to our downstream business. External shipments were down 9.3 million pounds because of a decline in demand for value-added products, including those utilized in the housing and construction industry. This decline was more than offset by a 16.0 million pound increase in shipments to our downstream operation. Our integrated operations continued to provide us the flexibility to shift a portion of our upstream production to our downstream business and reduce our overall external purchase commitments and to better manage working capital.

Sales in the downstream business were $174.9 million, down 12.7% from the $200.3 million reported for the third quarter of 2007. The decrease in downstream sales was impacted by a 9.4 million pound decline in sales volume mainly related to HVAC and the housing and construction industry, as well as $20.7 million in brokered metal sales during the third quarter of 2007 compared to no brokered metal sales during the third quarter of 2008.

Operating income for the third quarter of 2008 was $32.1 million, compared to $29.9 million for the third quarter last year, reflecting an increase of 7.4%. Quarter-over-quarter gross margin (sales less cost of sales) improvements of $4.3 million primarily were the result of increased production volumes and higher aluminum prices, but were partially offset by higher cost. These costs reflected higher raw material costs from the joint venture caused from the effects of hurricane Gustav and higher energy costs. The impact of the hurricane resulted in higher energy costs and lower production volumes during the third quarter. These costs also include a $2.1 million increase in selling, general and administrative expenses resulting from higher consulting fees related to the Company’s recent SEC filings and increases in the cost of providing certain employee benefits.

The Company reported a loss of $39.8 million related to derivative instruments and hedging activities for the three months ended September 30, 2008, compared to a gain of $6.7 million reported for the three months ended September 30, 2007. The 2008 loss relates primarily to mark-to-market adjustments for natural gas hedges entered into during the quarter, as well as net cash settlements of fixed-price and variable-priced aluminum swaps. The gain in 2007 primarily was related to changes in the fair value of a portion of our fixed-price aluminum swaps, which in 2007 did not qualify for hedge accounting. Cash settlement payments for aluminum hedges for the third quarter of 2008 were $11 million, compared to $2 million in cash settlement receipts for the prior year quarter.

Net losses reported for the third quarter of 2008 were $19.3 million compared to the $6.3 million net income reported for the third quarter of 2007. This decrease was primarily a result of the cash and non-cash losses on derivative instruments, which were partially offset by lower interest expense and an income tax benefit of $9.9 million.

Adjusted EBITDA totaled $60.6 million for the third quarter of 2008, compared to the $73.4 million reported for the same period last year.

Year-to-Date Results

Third party sales for the first nine months of 2008 were $1,004.9 million, down 8.3% from sales of $1,095.9 million reported for the first nine months of 2007. This decrease primarily resulted from reduced upstream and downstream shipments to external customers, increased intersegment shipments, and the absence of brokered metal sales from our downstream business in 2008.

Sales to external customers in the upstream business for the nine months ended September 30, 2008, decreased 4.4% to $522.8 million from the $546.7 million reported for the same period last year. The decrease in sales resulted from lower valued-added sales and from volume that shifted from external commodity sow sales to intersegment shipments to our downstream business.

Total upstream metal shipments for the first nine months of 2008 were 435.7 million pounds, up 16.4 million pounds from the 419.3 million pounds shipped during the first nine months of last year. Of the total amount shipped in 2008, 374.5 million pounds were shipped to external customers, while the remaining 61.2 million pounds were intersegment shipments to our downstream business. External shipments were down 26.6 million pounds as a result of a decline in demand for value-added products, including those utilized in the housing and construction industry. This decline was more than offset by a 43.0 million pound increase in shipments to our downstream operation.

Sales in the downstream business were $482.1 million, down 12.2% from the $549.2 million reported for the first nine months of 2007. The decrease in downstream sales was impacted by a 5.4% decline in volume and $36.9 million in brokered metal sales during the first nine months of 2007 compared to no brokered metal sales during the first nine months of 2008.

Operating income for the first nine months of 2008 was $109.0 million compared to $129.4 million reported for the same period last year, a decrease of $20.4 million. This decrease was the result of higher 2008 raw material costs, particularly at the joint ventures, as well as increased selling, general and administrative costs including higher consulting and other fees, some of which related to costs associated with the recent SEC filings.

The Company reported a loss of $44.8 million related to derivative instruments and hedging activities for the nine months ended September 30, 2008, compared to a loss of $49.6 million reported for the nine months ended September 30, 2007. The 2008 loss relates primarily to mark-to-market adjustments for natural gas hedges entered into during the quarter, as well as net cash settlements of fixed-price and variable-priced aluminum swaps. The 2007 loss primarily related to changes in the fair value of a portion of our fixed-price aluminum swaps, which in 2007 did not qualify for hedge accounting. Cash settlement payments for aluminum hedges for the year-to-date were $19 million, compared to $2 million in cash settlement receipts for the prior year.

Net income reported for the first nine months of the year was $1.4 million, compared to net income of $20.9 million reported for the nine months of 2007, a decrease that primarily resulted from reduced operating income, which was partially offset by lower interest expense and income taxes.

Adjusted EBITDA totaled $225.6 million for the first nine months of 2008, compared to $246.7 million reported for the same period last year

Liquidity

Net cash provided by operating activities totaled $111.7 million for the first nine months ended September 30, 2008, compared to $192.1 million for the first nine months ended September 30, 2007. In 2007, the Company liquidated excess inventories in its downstream business as part of its cash management program, which contributed to the higher cash provided from operations for the same period last year. Cash and cash equivalents at third quarter-end 2008 were $245.0 million, compared with $75.6 million at December 31, 2007. Cash and available borrowings totaled $263.0 million at September 30, 2008.

Management believes cash flows from operating activities, together with cash and cash equivalents will be sufficient to meet the Company’s short-term liquidity needs.

In light of general market concerns about the ability of financial institutions to honor credit commitments, in late September 2008 the Company borrowed $225 million under the revolving portion of its senior credit facility and invested the proceeds in highly liquid cash equivalents, including U.S. Government T-bills and money market funds holding only U.S. Treasury securities. At September 30, 2008, the Company had remaining borrowing capacity of $18.0 million under the revolving portion of the senior credit facility. Total debt at the end of the third quarter of 2008 was $1.3 billion. At September 30, 2008, the Company’s Adjusted EBITDA to fixed charge ratio was 3.2x to 1 at the Noranda Aluminum Holding Corporation and all of its subsidiaries (“Holdco”) level and 4.2x to 1 at the Noranda Aluminum Acquisition Corporation (“AcquisitionCo”) level, while AcquisitionCo’s net debt to Adjusted EBITDA ratio for its senior secured credit facilities was 1.3x to 1. The Company has no maintenance covenants on any borrowings.

The Company has made a permitted election under the indentures governing its $220 million Senior Floating Rate Notes due 2014 and its $510 million Senior Floating Rate Notes due 2015, to pay all interest under the Notes that is due on May 15, 2009, for the interest period beginning on November 15, 2008, and ending on May 15, 2009, entirely in kind.

The Company has entered into fixed price aluminum, interest rate, and natural gas swaps for the primary purpose of hedging its exposure to price risk and earnings volatility.

  As part of a hedging strategy for approximately 50% of forecasted shipments through December 2012, the Company has outstanding aluminum swap contracts to hedge aluminum shipments totaling approximately 72,000 pounds for the fourth quarter of 2008 and 289,000 pounds in 2009 at average prices of $1.18 and $1.09 per/lb of primary aluminum, respectively.
  As part of a hedging strategy for approximately 35% of the Company’s estimated natural gas exposure through 2012, the Company has outstanding swap contracts to purchase approximately 61% of its requirements for the fourth quarter of 2008 and 55% of its requirements in 2009 at average prices of $9.02 and $9.29 per mmbtu, respectively.

Capital expenditures for the nine months were $37.5 million, including $9.4 million invested in the $48.0 million New Madrid expansion project.

Mr. Smith stated, “We are confronted with an extraordinary global economic environment that is challenging our industry and our Company. During this time of uncertainty in the U.S. and global environment, primary aluminum pricing and demand have declined. Noranda is well-positioned to meet the challenges of this uncertain period. We believe our integrated North American business strategy combined with our liquidity position and hedging strategy supports our ability to respond quickly to changing business conditions. Noranda continues to implement its strategy to improve productivity, manage capital spending and reduce working capital while continuing to support our highest value growth projects.”

“We have managed our business to give us the flexibility to quickly make the adjustments needed during this period of volatility in the business cycle.” Mr. Smith continued, “We are aggressively evaluating every aspect of our business to reduce costs while operating to achieve optimal results. Through the continued implementation of our CORE (Cost-Out, Reliability and Effectiveness) program, we will seek to reduce our costs and improve our productivity to build the foundation for sustainable results.”

Conference Call Information

Noranda has scheduled an information conference call on November 12, 2008, at 2:00 PM EST. The call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 72527181

The earnings conference call also will be webcast at http://w.on24.com/clients/norandair/126510. Plan to begin the registration process at least 15 minutes before the live call is scheduled to start.

A replay of the conference call will be available two hours after the completion of the call on November 12 until midnight EST on November 30, 2008. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 72527181.

A replay of the webcast also will be available two hours after the completion of the call on November 12 until midnight EST on January 31, 2009. The URL for the replay is http://w.on24.com/clients/norandair/126510.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produce approximately 259,000 metric tons of primary aluminum annually. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Balance Sheets (dollars expressed in thousands) (unaudited)

	December 31, 2007	September 30, 2008
	$	$
ASSETS
Current assets:
Cash and cash equivalents	75,630	245,037
Accounts receivable, net	97,169	123,601
Inventories	180,250	162,363
Derivative assets	21,163	374
Other current assets	13,173	42,202
Total current assets	387,385	573,577

Investments in affiliates	198,874	202,737
Property, plant and equipment, net	657,811	614,485
Goodwill	256,122	271,235
Other intangible assets, net	70,136	67,312
Other assets	80,216	71,337
Total assets	1,650,544	1,800,683

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts Payable
Trade	32,505	70,401
Affiliates	27,571	31,639
Accrued liabilities	31,742	37,026
Accrued interest	12,182	22,826
Deferred revenue	14,181	8,193
Derivative liabilities	5,077	16,800
Deferred tax liabilities	22,355	24,088
Current portion of long-term debt due to third party	30,300	─
Total current liabilities	175,913	210,973
Long-term debt	1,121,372	1,346,546
Long-term derivative liabilities	65,998	78,309
Pension and other long-term liabilities	75,916	66,352
Deferred tax liabilities	211,421	208,417
Common stock subject to redemption	—	2,000
Shareholders’ deficiency:
Common stock	216	216
Capital in excess of par value	11,767	13,499
Accumulated deficit	—	(100,867)
Accumulated other comprehensive loss	(12,059)	(24,762)
Total shareholders’ deficiency	(76)	(111,914)
Total liabilities and shareholders’ deficiency	1,650,544	1,800,683

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statement of Operations Data (dollars expressed in thousands, except per share amounts) (unaudited)

	Successor	Successor
	For the three months ended September 30, 2008	For the three months ended September 30, 2007
Statement of Operations Data:
Sales	357,410	377,589
Operating costs and expenses
Cost of sales	312,906	337,354
Selling, general and administrative expenses and other	12,414	10,243
Other expenses	─	43

	325,320	347,640

Operating income	32,090	29,949
Other expenses (income)
Interest expense, net	19,816	27,417
Loss (gain) on derivative instruments and hedging activities, net	39,796	(6,765)
Equity in net income (loss) of investments in affiliates	1,652	(1,055)

Total other expenses	61,264	19,597

Income before income (loss) taxes	(29,174)	10,352
Income tax expense (benefit)	(9,845)	4,020

Net income (loss) for the period	(19,329)	6,332

Sales by segment
Upstream	182,548	177,305
Downstream	174,862	200,284

Total	357,410	377,589

Operating income
Upstream	29,695	25,655
Downstream	2,395	4,294

Total	32,090	29,949

Weighted-average shares outstanding
Basic	21,750	21,613
Diluted	21,750	21,613

Financial and other data:
EBITDA	15,360	67,033
Adjusted EBITDA	60,569	73,352
Average Midwest transaction price	1.34	1.22
Net cash cost for primary aluminum (per pound shipped)	0.95	0.84
Shipments (pounds in millions)
Upstream:
External customers	127.7	137.0
Intersegment	20.7	4.7

Total Upstream	148.4	141.7

Downstream	94.9	104.3

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statement of Operations Data (dollars expressed in thousands, except per share amounts) (unaudited)

	Successor	Predecessor	Successor	Successor
	For the nine months ended September 30, 2008	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to September 30, 2007	For the nine months ended September 30, 2007
Statement of Operations Data:
Sales	$1,004,906	$527,666	$568,224	$1,095,890
Operating costs and expenses
Cost of sales	846,823	424,505	506,355	930,860
Selling, general and administrative expenses and other	49,100	16,816	18,804	35,620

	895,923	441,321	525,159	966,480

Operating income	108,983	86,345	43,065	129,410
Other expenses (income):
Interest expense, net	66,245	6,235	41,730	47,965
Loss (gain) on derivative instruments and hedging activities	44,797	56,467	(6,882)	49,585
Equity in net income of investments in affiliates	(3,862)	(4,269)	(2,703)	(6,972)

Total other expenses	107,180	58,433	32,145	90,578

Income before income taxes	1,803	27,912	10,920	38,832
Income tax expense	447	13,655	4,239	17,894

Net income for the period	1,356	14,257	6,681	20,938

Sales per Segment
Upstream	522,823	275,157	271,549	546,706
Downstream	482,083	252,509	296,675	549,184

Total	1,004,906	527,666	568,224	1,095,890

Operating income
Upstream	107,973	78,194	41,286	119,480
Downstream	1,010	8,151	1,779	9,930

Total	108,983	86,345	43,065	129,410

Financial and other data:
EBITDA	142,097			158,628
Adjusted EBITDA	225,638			246,731
Average Midwest transaction price	1.31			1.27
Net cash cost for primary aluminum (per pound shipped)	0.83			0.78
Shipments (pounds in millions)
Upstream:
External customers	374.5	198.3	202.8	401.1
Intersegment	61.2	12.1	6.1	18.2

Total Upstream	435.7	210.4	208.9	419.3

Downstream	273.3	135.6	153.4	288.9

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statement of Cash Flows (dollars expressed in thousands) (unaudited)

	Successor	Successor	Predecessor
	For the nine months ended September 30, 2008	Period from May 18, 2007 through September 30, 2007	Period from January 1, 2007 through May 17, 2007
	$	$	$
OPERATING ACTIVITIES
Net income	1,356	6,681	14,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,049	42,194	29,637
Non-cash interest	5,019	2,745	2,200
Loss (gain) on disposal of property, plant and equipment	2,404	166	(160)
Loss (gain) on derivative activities, net of cash settlements	25,811	(4,621)	56,467
Equity in net income of investments in affiliates	(3,862)	(2,703)	(4,269)
Deferred income taxes	(7,226)	1,257	(14,828)
Stock option expense	1,507	—	—
Changes in deferred charges and other assets	4,034	(1,403)	124
Changes in pension and other liabilities	(9,564)	(8,044)	(4,925)
Changes in operating assets and liabilities:
Accounts receivable	(26,432)	(13,483)	(8,239)
Inventories	17,887	63,470	(18,069)
Other current assets	1,622	1,038	16,956
Accounts payable	19,443	30,261	(239)
Accrued liabilities	5,637	33,326	(27,743)
Cash provided by operating activities	111,685	150,884	41,169

INVESTING ACTIVITIES
Capital expenditures	(37,464)	(18,353)	(5,768)
Net increase in advances due from parent	—	—	10,925
Payment for the Apollo acquisition, net of cash acquired	—	(1,161,519)	—
Proceeds from sale of property, plant and equipment	484	—	—
Cash (used in) provided by investing activities	(36,980)	(1,179,872)	5,157

FINANCING ACTIVITIES
Proceeds from issuance of shares	2,225	216,130	—
Distributions to shareholders	(102,223)	(216,130)	—
Capital contributions from parents	—	—	101,256
Distributions to parents	—	—	(25,000)
Deferred financing costs	—	(39,020)	—
Borrowings on long-term debt	—	1,227,800	—
Repayments on long-term debt	(30,300)	(76,250)	(160,000)
Borrowings on revolving credit facility	250,500	—	—
Repayments on revolving credit facility	(25,500)	—	—
Cash provided by (used in) financing activities	94,702	1,112,530	(83,744)
Change in cash and cash equivalents	169,407	83,542	(37,418)
Cash and cash equivalents, beginning of period	75,630	─	40,549
Cash and cash equivalents, end of period	245,037	83,542	3,131

Covenant Compliance

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales) if we are unable to meet defined Adjusted EBITDA to fixed charges and net senior secured debt to Adjusted EBITDA ratios. Further, the interest rates we pay under our senior secured credit facilities are determined in part by the ratio of our net senior secured debt to Adjusted EBITDA. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis. With respect to the ratios with which we must comply, Adjusted EBITDA is computed on a trailing four quarter basis and the minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

	Requirement	Actual
		December 31, 2007	September 30, 2008
Adjusted EBITDA to fixed charges:
HoldCo:
Senior Floating Rate Notes(1)(2)	1.75 to 1.0	2.8 to 1	3.2 to 1
AcquisitionCo:
Senior Floating Rate Notes(1)(2)	2.0 to 1.0	3.7 to 1	4.2 to 1

Net Senior Secured Debt to Adjusted EBITDA:
AcquisitionCo:
Senior Secured Credit Facilities(3)(4)	2.75 to 1.0 (5)	1.1 to 1	1.3 to 1
(1)

Fixed charges, in accordance with our debt agreements, is the sum of consolidated interest expense and all cash dividend payments with respect to preferred and certain other types of our capital stock. For the purpose of calculating these ratios, pro forma effect is given to any repayment and issuance of Senior debt (excluding the Revolver), as if such transaction occurred at the beginning of the trailing four-quarter period.

(2)	Covenants for the Holdco notes and AcquisitionCo notes are generally based on a minimum ratio of Adjusted EBITDA to fixed charges; however, certain provisions also require compliance with the net senior secured debt to Adjusted EBITDA ratio.
(3)	Covenants for our senior secured credit facilities are generally based on a maximum ratio of net senior secured debt to Adjusted EBITDA; however, certain provisions also require compliance with a net senior debt to Adjusted EBITDA ratio.
(4)	The senior secured credit facilities net debt covenant is calculated based on net debt outstanding under that facility.
(5)	Maximum ratio changes to 3.0 to 1.0 at January 1, 2009.

The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented, as defined in our credit documents and the indentures governing our notes:

(in thousands)	For the nine months ended September 30, 2008	For the nine months ended September 30, 2007	Last twelve months ending September 30, 2008	Twelve months ended December 31, 2007	Three months ended September 30, 2008	Three months ended September 30, 2007
	$	$	$	$	$	$
Net income	1,356	20,938	2,842	22,424	(19,329)	6,332
Income taxes	447	17,894	1,345	18,792	(9,845)	4,020
Interest expense, net	66,245	47,965	91,758	73,478	19,816	27,417
Depreciation and amortization	74,049	71,831	101,564	99,346	24,718	29,264

EBITDA	142,097	158,628	197,509	214,040	15,360	67,033

Joint venture EBITDA (a)	9,414	11,899	12,849	15,334	4,021	4,194
LIFO expense (b)	31,186	5,437	20,183	(5,566)	(432)	(2,849)
LCM adjustment (c)	(7,627)	11,913	(5,217)	14,323	6,696	7,850
Non-cash derivative gains and losses (d)	30,716	51,846	32,832	53,962	29,612	(4,504)
Incremental stand-alone costs (e)	─	(2,700)	─	(2,700)	─	─
Employee compensation items (f)	4,848	7,112	8,097	10,361	599	567
Other items, net (g)	15,004	2,596	21,998	9,590	4,713	1,061

Adjusted EBITDA	225,638	246,731	288,251	309,344	60,569	73,352

(a)	Our upstream business is fully integrated from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates certain components of equity income, such as depreciation and amortization, tax expense, and interest income to reflect 50% of the EBITDA of the joint ventures.
(b)	We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates net income to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities. The adjustment also includes non-cash charges relating to inventories that have been revalued at fair value at the date of the Xstrata Acquisition and Apollo Acquisition and recorded in cost of sales during the periods presented resulting from the sales of inventories.
(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, to market value.
(d)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses (excluding cash settlements) resulting from fair market value changes of aluminum swaps.
(e)	Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that we no longer expect to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided to Noranda Aluminum, Inc.’s former parent and its affiliates that are no longer provided.
(f)	Represents stock compensation expense, re-pricing of stock options and bonus payments.
(g)	Other items, net, consist primarily of non-recurring consulting fees, sponsor fees, the non-cash portion of pension expense and asset disposals. Additionally, certain business optimization charges related to our downstream business are included in other, net in the three and nine months ended September 30, 2008.

CONTACT:
Noranda Aluminum Holding Corporation
Kyle Lorentzen, Chief Financial Officer, 615-771-5752
kyle.lorentzen@noralinc.com